Exhibit 99.1

HCC INSURANCE HOLDINGS ANNOUNCES INCREASE IN QUARTERLY CASH DIVIDEND AND APPROVES NEW $500 MILLION SHARE REPURCHASE PROGRAM

HOUSTON (August 20, 2014) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) today announced its 74th consecutive quarterly cash dividend and the authorization of a new $500 million share repurchase program.

HCC’s Board of Directors has declared a regular cash dividend of $0.295 per share on the Company’s shares of $1.00 par value common stock, which represents a $0.07 per share or 31% increase in the quarterly dividend.  The dividend is payable to stockholders of record on October 1, 2014 and will be paid on or about October 15, 2014.  HCC’s Board of Directors has also authorized a new share repurchase program that provides for the repurchase of up to an aggregate of $500 million of the Company’s common stock.

“We are pleased to announce the 18th annual consecutive, and largest ever, increase in HCC’s cash dividend and the authorization of a new $500 million share repurchase program.  These actions reflect our financial stability, consistent operating performance and commitment to prudent capital management,” said Christopher J.B. Williams, HCC’s Chief Executive Officer.

The repurchase plan calls for the repurchases to be made in the open market or in privately negotiated transactions from time-to-time in compliance with applicable laws, rules and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended.  Repurchases under the plan will be made subject to market and business conditions, as well as the Company’s level of cash generated from operations, cash required for acquisitions, debt covenant compliance, and other relevant factors.  The plan does not obligate the Company to purchase any particular number of shares, has no expiration date, and may be suspended or discontinued at any time at the Company’s discretion.

This authorization replaces an existing share repurchase program approved by the Board on August 23, 2012 that provided for the repurchase of up to $300 million of the Company’s common stock.  The remaining $130.9 million of authorization under the previous program will not be used.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading specialty insurer with offices in the United States, the United Kingdom, Spain and Ireland.  As of June 30, 2014, HCC had assets of $10.9 billion and shareholders’ equity of $3.9 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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